Exhibit 99.1

MagnaChip Names Young Soo Woo as Chief Financial Officer

SEOUL, South Korea and SAN JOSE, Calif., May 21, 2020 /PRNewswire/ — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX) today announced that it has appointed Mr. Young Soo Woo as Chief Financial Officer of the Company, effective as of May 25, 2020. Mr. Woo joins MagnaChip from CoreeGroup, where he was the Chief Executive Officer.

Mr. Woo is a seasoned financial executive with more than 15 years of senior leadership experience. Before CoreeGroup, from April 2017 to August 2019, Mr. Woo served as the Group Chief Financial Officer of Chong Kun Dang Holdings Corporation (“CKDH”), a public company and leading Korean pharmaceutical conglomerate, and also served as its Chief Executive Officer from March 2018 to August 2019. Mr. Woo has also served in various management positions at technology and manufacturing companies, including as Head of Strategic Planning Office and Deputy Head of Finance Office of Korea Telecom, one of the largest telecom companies in Korea, and as Chief Strategy Officer and Chief Operating Officer of Hankook Tire. Mr. Woo also worked at Hanaro Telecom, one of the largest broadband Internet access providers in South Korea, as Managing Director, Corporate Strategy. While at Hanaro Telecom, Mr. Woo played a key role in its initial listing on NASDAQ in 2000. Mr. Woo has extensive experience in financial planning and analysis, cost control, strategy, mergers and acquisitions, initial public offerings and risk management. Mr. Woo will report to YJ Kim, MagnaChip’s Chief Executive Officer.

“Young Soo’s demonstrated skills in driving operational excellence and broad experience in strategic planning and financial analysis will be a significant asset for MagnaChip as we continue to execute our plan for sustainable and profitable growth,” said YJ Kim. “I’m very pleased to welcome him to our leadership team as we transition to a streamlined company focused exclusively on products in the Display and Power semiconductor segments.”

“I’m honored and excited to join the MagnaChip team,” said Mr. Woo. “The company has highly differentiated product portfolios and a solid business pipeline, and I look forward to leveraging my operational experience to help enhance profitability and increase shareholder value.”

Mr. Woo earned a B.A. degree in Economics from the Seoul National University and received his M.A. and Ph.D. in Economics from Cornell University.

About MagnaChip Semiconductor

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with more than 40 years of operating history, owns a portfolio of approximately 2,950 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise.

For more information, please visit www.magnachip.com. Information on or accessible through MagnaChip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

In the United States:

So-Yeon Jeong

Investor Relations

Tel: +1.408-712-6151

Bruce Entin

Investor Relations

Tel. +1.408.625.1262

Investor.relations@magnachip.com

In Korea:

Chankeun Park

Director, Public Relations

Tel. +82.2.6903.3195

chankeun.park@magnachip.com